LANDRY’S RESTAURANTS, INC. ANNOUNCES CLOSING
AND CONSUMMATION OF NEW $642 MILLION FINANCING

HOUSTON, Texas (December 1, 2009) – Landry’s Restaurants, Inc. (NYSE: “LNY”) today announced that it has closed on its offering of $406.5 million in aggregate principal amount of 11.625% senior secured notes due 2015 (“New Notes”), as well as a $235.6 million amended and restated senior secured credit facility (“Credit Facility”) consisting of a $75 million revolving line of credit and a $160.6 million term loan. The offering of the New Notes was led by Jefferies & Company, Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, and the Credit Facility was arranged by Wells Fargo Foothill, LLC and Jefferies Finance LLC, as co-lead arrangers and co-bookrunners. Gross proceeds from the New Notes and Credit Facility will be used to refinance certain of the Company’s existing indebtedness and either for general corporate purposes or, if consummated, to pay a portion of the merger consideration for the proposed acquisition of the Company by Tilman J. Fertitta, its Chairman, President and Chief Executive Officer.

The Company has also notified the trustee under the indenture dated February 13, 2009 covering the Company’s 14% senior secured notes due 2011 (CUSIP No. 51508L AFO), that it intends to redeem those notes on December 30, 2009. There is approximately $295.5 million principal amount of such notes outstanding, and, with accrued and unpaid interest, the redemption price will be approximately $311.0 million.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenue, income, earnings per share, same store sales, capital expenditures, or future economic performance, or whether the merger agreement will be consummated are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Mr. Fertitta’s acquisition company; the outcome of any legal proceedings that have been, or may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effect of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices; negative same store sales; or the Company’s inability to continue its expansion strategy. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Landry’s 2008 Annual Report on Form 10-K and in Landry’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Web site at http://www.sec.gov. Landry’s may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman of the Board, President & CEO (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010